EXHIBIT 10.1

PROMISSORY NOTE AND PLEDGE AGREEMENT

$250,000.00	January 18, 2018

FOR VALUE RECEIVED, PROBILITY MEDIA CORPORATION (“Maker”), or its successors in interest, hereby promises to pay to the order of TED L. BLANTON, SR., as Stockholders’ Agent, on behalf of the Stockholders (as defined in the Purchase Agreement referred to below) (“Payee”), the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest as set forth herein. Any capitalized term used in this Note and not otherwise defined herein shall have the meaning given to such term in that certain Stock Purchase Agreement, dated as of January 18, 2018 (the “Purchase Agreement”), by and among the Maker, North American Crane Bureau Group, Inc. (“NACB”), the Payee and Diane Blanton (Ms. Blanton and the Payee being the “Stockholders”).

1.       Payment of Interest and Principal.

(a)       The principal, together with all accrued and unpaid interest on this Note, shall be due and payable, in two equal installments as follows:

A.       $125,000, plus accrued and unpaid interest, on January 18, 2019; and

B.       $125,000, plus accrued and unpaid interest, on January 18, 2020 (as applicable, the “Maturity Date”).

(b)       If any payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States of America or the State of Texas, or both, the due date thereof shall be extended to the next business day and interest shall be payable for any principal so extended for the period of such extension. Payments of principal and interest are to be made at the address provided for Payee in the Purchase Agreement (or at such other place as the Payee shall have notified Maker in writing at least five (5) days before such payment is due) or by wire transfer pursuant to Payee’s written instructions.

2.       Interest. Interest shall accrue on the unpaid principal balance of this Note at the rate of 1.68% per annum. Interest shall be calculated from and include the date hereof and shall be calculated on an actual 360-day basis. Notwithstanding anything to the contrary contained herein, in no event shall this or any other provision herein permit the collection of any interest which would be usurious under applicable law.

3.       Prepayment. Maker shall have the right to prepay, without penalty, at any time after the date hereof, all or any portion of the outstanding principal balance of this Note, together with all accrued and unpaid interest to the date of prepayment (such period beginning on the date hereof and ending on the earlier of (i) the Maturity Date, as applicable, and (ii) the date on which Maker prepays the outstanding principal balance of this Note, together with all accrued and unpaid interest, the “Note Term”). All such payments shall be applied first to accrued and unpaid interest and thereafter to principal.

4.       Events of Default.

(a)       The following are Events of Default (“Events of Default”) hereunder:

A.       Maker shall fail to make full and timely payment of principal of or interest on this Note when due and such failure continues for a period of five (5) consecutive days; or

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B.       If Maker (i) admits in writing its inability to pay generally its debts as they mature, or (ii) makes a general assignment for the benefit of creditors, or (iii) is adjudicated a bankrupt or insolvent, or (iv) files a voluntary petition in bankruptcy, or (v) takes advantage, as against his creditors generally, of any bankruptcy or insolvency law or statute of the United States of America or any state or subdivision thereof, which petition or proceeding is not dismissed within sixty (60) days after the date of the commencement thereof, or (vi) has a receiver, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within sixty (60) days thereafter.

(b)       If any Event of Default shall occur and be continuing, Payee shall have the right, at its option, to declare the subject installment payment due under this Note to be immediately due and payable, together with all accrued and unpaid interest thereon. If Maker fails to make the second installment payment set forth in Section 1(a) of this Note and such failure has not been remedied within five (5) consecutive days after notice, Payee shall have the right, at its option, (i) to foreclose upon the Collateral to secure Maker’s performance hereunder, and to exercise any and all other rights as a secured party under the Uniform Commercial Code, and (ii) to proceed to protect, exercise and enforce the rights and remedies of the Payee under the Note against Maker, and such other rights and remedies as are provided by law or equity.

5.       Collateral.

(a)       This Note, and Maker's performance hereunder, are secured by (i) the outstanding shares of common stock, par value $0.10 per share, of NACB (the “Shares”), acquired by Maker from the Stockholders, pursuant to the Purchase Agreement and (ii) the other collateral set forth on Exhibit A attached hereto, if any (together with the Shares, the “Collateral”). Maker hereby pledges the Collateral to Payee as collateral security for the payment and performance of this Note. Maker hereby represents and warrants that it is the owner of such Collateral (including the Shares), free and clear of any and all adverse claims, liens, pledges, encumbrances, security interests, charges, demands, options or restrictions except in favor of Payee hereunder. For so long as this pledge, lien and security interest shall remain in effect without foreclosure therein, (i) Maker shall be permitted to vote such Shares and receive any and all dividends thereon, and (ii) any further shares of NACB or other securities, issued in respect of the pledged Shares by reason of any stock dividend, stock split, recapitalization, merger, consolidation or other such distribution or event, shall also be subject to the pledge, lien and security interest in favor of Payee hereunder.

(b)       Notwithstanding any provision to the contrary contained in this Note, any and all net proceeds (after payment or allowance for related brokerage commissions, underwriting discounts, and taxes on any taxable gain at the highest applicable marginal rate and other applicable expenses) receivable upon any sale, transfer or other disposition of any or all of the Shares owned by Maker shall be applied to the accrued and unpaid interest and unpaid principal of this Note, until this Note is paid in full. Any partial prepayment under this Section 5 shall be applied first to accrued and unpaid interest and thereafter to principal.

6.       Set-Off for Indemnification Claims.

(a)       If there is a claim for indemnification by Maker under Section 6.3 of the Purchase Agreement, Maker shall, in the manner provided for notices under Section 9.2 of the Purchase Agreement, deliver a statement (a “Claim Notice”) to Payee, certified by Maker, setting forth the specifics of the computations of the amount of the Losses (as such term is defined in the Purchase Agreement) to which Maker believes it is entitled to as indemnification in accordance with Section 6.3 of the Purchase Agreement.

(b)       Within thirty (30) days after receipt of any Claim Notice, Payee shall deliver a notice (a “Response Notice”) to Maker in which Payee shall set forth the amounts (if any) for which it concedes liability and the amounts (if any) for which it denies liability. A failure by Payee to respond to Maker within such period shall be deemed a concession of liability in whole.

(c)       If a Response Notice is delivered by Payee to Maker in a timely manner indicating objections to any or all of the calculations set forth in the Notice, then during the period of thirty (30) days following receipt of the Response Notice by Maker, Payee and Maker shall use reasonable efforts to resolve in writing any differences that they may have with respect to any matter specified in the Response Notice.

(d)       If at the end of such thirty (30) day period, Payee and Maker have failed to reach written agreement with respect to any of such matters, then either of them shall submit a demand for arbitration with respect to the matters as to which they have failed to reach written agreement, to an arbitrator satisfactory to both Payee and Maker, for final and binding resolution of the specific items of such disagreement (“Claim Resolution”), the terms of which resolution shall be set forth by the arbitrator in a notice (the “Claims Resolution Notice”) which the arbitrator shall promptly deliver to Maker and Payee.

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(e)       Immediately upon any concession of liability pursuant to paragraph 6(b) above (whether express or by failure of response), and on the date of any Claim Resolution rendered in favor of Maker (to the extent of the finding in favor of Maker), at the option of Maker (which shall be in addition to any other remedies Maker may have), the outstanding principal amount of this Note may be reduced by an amount equal to the amount of conceded liability or pro-Maker Claim Resolution (the “Set-Off”), and interest shall thereafter accrue on the remaining outstanding principal balance after giving effect to such Set-Off. Maker shall be entitled to apply the full amount of the Set-Off to the next installment due to the Payee under this Note. Such Set-Off may be effected from time to time upon each concession of liability and/or pro-Maker Claim Resolution, Maker shall record on its records the date and amount of each such Set-Off (provided that the failure to make any such record entry shall not affect or impair the validity of the subject Set-Off).

(f)       In the event that any set-off is made hereunder for indemnification for which Maker could have collected on a claim (a “Pass-Through Claim”) against a third party, Payee shall be subrogated to all rights and interests of the Maker and any of its successors, to pursue and to collect on any indemnification or other remedy available to Maker thereunder with respect to a Pass-Through Claim.

(g)       The rights of set-off provided in this Section 6 are in addition to, and not in lieu of, all other rights and remedies for indemnification under or pursuant to the Purchase Agreement, and all such rights and remedies may be exercised singly, concurrently and/or successfully, whether before or after payment of this Note.

7.       Miscellaneous.

(a)       In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(b)       This Note and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Maker may not delegate, transfer or assign any rights or obligations hereunder without the Payee’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Payee may not assign or delegate all or any portion of the rights of the Payee hereunder without the consent of Maker (such consent not to be unreasonably withheld, conditioned or delayed). Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

(c)       This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder, whether relating to its execution, its validity, the obligations provided therein or performance, shall be governed and interpreted according to the law of the State of Florida, without regard to principals of conflicts of law. Each of Payee and Maker (i) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in the courts of Orange County in the State of Florida, (ii) waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consent to the jurisdiction of the courts of Orange County in the State of Florida in any such suit, action or proceeding, and further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agree that service of process upon them mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding.

(d)       Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

(e)       Maker hereby waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, demand for payment, protest, notice of protest and notice of dishonor, to the extent permitted by law, except for those notices expressly provided for herein. No extension of time for payment of this Note or any installment hereof, no alteration, amendment or waiver of any provision of this Note shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker under this Note.

(f)       Any forbearance by Payee in exercising any right or remedy hereunder or under any other agreement or instrument in connection with this Note or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of any right or remedy by Payee. The acceptance by Payee of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the right of the holder of this Note to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

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(g)       This Note may not be amended or modified or the provisions hereof waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the party against whom such amendment, modification, or waiver is sought to be enforced.

(h)       Upon receipt by Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any note exchanged for it, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of such note, if mutilated, Maker will make and deliver in lieu of such note a new note of like tenor and unpaid principal amount and dated as of the original date of the original note.

(i)       This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Maker has caused this Note to be made and issued in its name on the date specified above.

PROBILITY MEDIA CORPORATION

By:	/s/ Noah I. Davis
	Name:	Noah I. Davis
	Title:	President and Chief Operating Officer

ACCEPTED AND AGREED to as of
this 18th day of January 2018:

/s/ Ted L. Blanton
Ted L. Blanton, as Stockholders’ Agent on behalf of the Stockholders

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